UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 12, 2011

RAMTRON INTERNATIONAL

CORPORATION

(Exact name of registrant as specified in its charter)

1850 Ramtron Drive, Colorado Springs, CO	80921
(Address of principal executive offices)	(Zip Code)

Delaware	0-17739	84-0962308
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Registrant’s telephone number, including area code: (719) 481-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On August 12, 2011, the Compensation Committee of the Board of Directors (the “Committee”) of Ramtron International Corporation (the “Company”) adopted the Ramtron International Corporation 2011 Incentive Compensation Plan (the “Incentive Compensation Plan”), which was approved by the Board of Directors at a meeting subsequently held on the same day. The Incentive Compensation Plan is administered by the Committee. The purpose of the Incentive Compensation Plan is to create a financial incentive for participants in the Incentive Compensation Plan to meet or exceed certain key financial performance targets. The Incentive Compensation Plan provides for cash incentive payments to the Company’s executive officers if the Company achieves specified financial objectives in 2011. The terms of the Incentive Compensation Plan are summarized below.

2011 Incentive Compensation Plan

The participants under the Incentive Compensation Plan include the Chief Executive Officer, Chief Financial Officer and each of the Company’s Vice Presidents. Each participant was assigned a variable cash compensation amount applicable to service in 2011, expressed as a percentage of base salary, which will be prorated in the case of a participant not employed for the full year. Variable cash compensation will be earned based on actual company performance measured against revenue and corresponding GAAP net income and net loss targets (the “Performance Achievement Targets”).

No pay out will be made under the Incentive Compensation Plan if the Company’s 2011 actual revenue and corresponding GAAP net income or net loss do not meet the established minimum Performance Achievement Targets as set forth in the Incentive Compensation Plan. To the extent the 2011 actual revenue and corresponding net income or net loss performance exceeds the minimum Performance Achievement Targets, the variable cash compensation threshold begins at 20% of the variable cash compensation amount, and increases to 100% of the variable cash compensation amount when actual revenue and net loss equals the Company’s internal targeted financial performance, and continues increasing thereafter as actual revenue increases and net income or net losses improve, up to a maximum of 200%. The Committee believes that the minimum Performance Achievement Targets will not be too difficult to achieve and are consistent with the Company’s current minimum internal expectations, while the maximum Performance Achievement Targets represent an extraordinary performance target that would be very difficult to achieve and is not currently expected to be met.

Variable cash compensation amounts (at the 100% level) for certain of the executive officers are as follows:

Name	Title	Base Salary	Variable Cash Compensation	Variable Cash Compensation as % of Base Salary
Eric A. Balzer	Chief Executive Officer	$385,000	$385,000	100%
Mark R. Kent	Chief Financial Officer	$240,000	$144,000	60%
Peter L. Zimmer, Jr.	Vice President Worldwide Sales	$250,000	$150,000	60%

The Incentive Compensation Plan awards, if any, will be paid as soon as practicable after the 2011 fiscal year annual audit is completed by the Company’s independent auditors. No participant will be eligible for an award under the Incentive Compensation Plan if he is not employed by the Company on the date the awards are paid, unless otherwise approved by the Compensation Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAMTRON INTERNATIONAL CORPORATION

Dated: August 18, 2011	By:	/s/ Mark R. Kent
	Name:	Mark R. Kent
	Title:	Chief Financial Officer